                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15 (d) OF THE

                          SECURITIES EXCHANGE ACT OF 1934


                                 -----------------


                         DATE OF REPORT:  November 20, 1998

                          Commission File Number: 0-22299


                                SAXTON INCORPORATED
               (Exact name of registrant as specified in its charter)


                   NEVADA                                88-0223654
       (State or other jurisdiction of                (I.R.S. Employer
       incorporation or organization)                Identification No.)


                         5440 West Sahara Ave., Third Floor
                              Las Vegas, Nevada 89146
                                   (702) 221-1111
           (Address and telephone number of principal executive offices)

                        SAXTON INCORPORATED AND SUBSIDIARIES
                             CURRENT REPORT ON FORM 8-K
                                 NOVEMBER 20, 1998

                                                                      Page
                                                                     Number
                                                                     ------
Item 1.         Change in Control of Registrant                         3

Item 5.         Closing of Acquisition of Diamond Key Homes, Inc.       4

SIGNATURES                                                              5

EXHIBIT INDEX                                                           6


                                 SAXTON INCORPORATED

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

     James C. Saxton and Dorothy J. Saxton, who are husband and wife and together beneficially own 3,755,798 shares of the common stock of Saxton Incorporated (the "Company") and subsidiaries, or approximately 49.0% of the outstanding shares, have pledged to certain banks a total of 3,111,560 shares of common stock, or approximately 40.6% of the outstanding shares.

     The following is further information regarding such pledges:

     (a.) On October 14, 1998, Mr. Saxton pledged 1,000,000 shares to secure a repayment of a loan to him by First Security Bank of Nevada ("First Security") of $2,500,000 payable on January 13, 1999. This loan bears interest at an annual rate equal to First Security's Index Rate (which is currently at 7.75%), plus 0.5%. On November 5, 1998, the principal amount was increased to $5,500,000, and the maturity date was extended to February 3, 1999, and an additional 611,560 shares were pledged to secure its repayment. Mr. Saxton has reloaned the proceeds of this loan to the Company for use in connection with the acquisition by the Company of the capital stock of Diamond Key Homes, Inc.
          Mr. Saxton's loan to the Company is payable on February 3, 1999 and bears interest at the annual rate of 12.0%.

     (b.) On November 3, 1998, Mrs. Saxton pledged 600,000 shares to secure repayment of a loan to Mr. Saxton by Community Bank of Nevada ("Community Bank") of $2,000,000 payable on January 5, 1999. This loan bears interest at the annual rate of 9.0%. Mr. Saxton has reloaned the proceeds to the Company for use in connection with the acquisition by the Company of the capital stock of Diamond Key Homes, Inc. Mr. Saxton's loan to the Company is payable on January 5, 1999 and bears interest at the annual rate of 12.0%.

     (c.) On November 5, 1998, the Company borrowed $2,000,000 from Park City
          Bank, a division of Draper Bank & Trust ("Park City Bank"), payable on February 5, 1999 and bearing interest at an annual rate equal to the prime rate, plus 2.0%. Mr. Saxton has guaranteed the repayment of this loan, and Mrs. Saxton has pledged 600,000 shares to secure its repayment. In the event that the ratio of the loan to the reported market value of such shares exceeds 50% of the original principal amount of such loan for a period of five consecutive business days, such loan-to-value ratio must be reduced by either a principal payment by the Company to Park City Bank or the pledge by Mr. Saxton of additional shares of Common Stock of the Company or other marketable securities so that the principal reduction payment or pledge of additional securities keeps the loan-to-value ratio below 50%. The proceeds of this loan were used in connection with the acquisition by the Company of the capital stock of Diamond Key Homes, Inc.

     (d.) On November 5, 1998, the Company borrowed $1,000,000 from U.S. Savings
          Bank ("U.S. Savings"), payable on February 3, 1999 and bearing interest at the annual rate of 9.0%. Mr. Saxton has guaranteed the repayment of this loan and has pledged 300,000 shares to secure its repayment. The proceeds of this loan were used in connection with the acquisition by the Company of the capital stock of Diamond Key Homes, Inc.

     The Company intends to refinance the loans from Mr. Saxton, Park City Bank and U.S. Savings prior to their maturities. The Company understands that Mr. Saxton intends to repay in full the loans from First Security and Community Bank upon repayment of the loans he has made to the Company.

     In the event that any of the loans from First Security, Community Bank, Park City Bank or U.S. Savings are not repaid when due, the lender would have the right to vote the pledged shares, to have them registered in its name, to sell them and otherwise to exercise the rights of ownership of the shares.

ITEM 5.  CLOSING OF ACQUISITION OF DIAMOND KEY HOMES, INC.

     On November 13, 1998 the Company closed its acquisition of the outstanding capital stock of Diamond Key Homes, Inc. and certain related entities, a Phoenix, Arizona homebuilder which specializes in entry-level and move-up homes in the greater Phoenix and Tucson, Arizona markets. The purchase price was approximately $10.8 million (subject to certain audit adjustments) paid in cash at closing, with an additional amount of $2.0 million to be paid 50% in cash and 50% in common stock one year from the date of closing.

                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              SAXTON INCORPORATED

November 20, 1998   By:       By:  /s/ Kirk Scherer
                                  ----------------------------------------
                                   Kirk Scherer
                                   Executive Vice-President of Finance
                                   and Chief Financial Officer
                                   (Principal Financial Officer)

                              By:  /s/ Melody J. Sullivan
                                  ----------------------------------------
                                   Melody J. Sullivan
                                   Vice-President and Chief Accounting Officer
                                   (Principal Accounting Officer)

                                    EXHIBIT INDEX

               Exhibit No.     Description
               -----------     -----------
                   10.1        Amendment to Purchase Agreement


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